EXHIBIT 99.1

The ExOne Company Reports Revenue Growth on Higher Machine Sales in Fourth Quarter 2012

  Achieved record quarterly sales of $12.7 million; Eight machines sold in the quarter
  2012 revenue reached $28.7 million, up 87.6%
  Expects revenue to expand approximately 65% to 80% in 2013

NORTH HUNTINGDON, Pa., March 27, 2013 (GLOBE NEWSWIRE) -- The ExOne Company (Nasdaq:XONE) ("ExOne" or "the Company"), a global provider of three-dimensional ("3D") printing machines and printed products to industrial customers, reported financial results today for its fourth quarter and full year 2012, which ended December 31, 2012.

Kent Rockwell, Chairman and Chief Executive Officer of ExOne commented, "We made solid progress in 2012. The recent technological advances of our 3D printing machines create persuasive economics for our industrial customers, who have demonstrated a growing interest in applying 3D printing in their manufacturing processes."

Revenue for the fourth quarter of 2012 was $12.7 million, up $10.0 million over 2011 fourth quarter. Net income of $0.9 million was improved over a net loss of $2.8 million for the same period in 2011. Included in the fourth quarter was a $1.5 million reduction in license fees.

For the full year of 2012 revenue was $28.7 million, up 87.6% from revenue of $15.3 million in 2011. Net loss in 2012 was $10.2 million, compared with a net loss of $8.0 million in 2011.

Revenue Growth Driven by Stronger Sales of 3D Printing Machines

($ in millions)
	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenue by Product Line
3D Printing Machine Sales	$8.9	$0.2	$15.7	$5.4
3D Printed Parts, Materials and Other ("PSC")	$3.8	$2.5	$13.0	$9.9
Total revenue	$12.7	$2.7	$28.7	$15.3

During the fourth quarter of 2012, machine sales were $8.9 million. Eight machines were sold in the 2012 fourth quarter and thirteen in the full year, whereas one machine was sold in the prior-year's fourth quarter and five machines were sold in 2011. Higher sales were the result of customer demand for the Company's new machine models. Additionally, there has been an increasing trend of acceptance of additive manufacturing among global industrial manufacturers. Machine sales represented 70% of total sales in the 2012 fourth quarter.

PSC revenue for the 2012 fourth quarter was up 52%, or $1.3 million, over the prior-year period. PSC revenue in 2012 improved by 31.3%, or $3.1 million, as the Company has increased its customer base from growing demand for 3D printed parts.

Higher Machine Sales Results in Margin Expansion for the Quarter

Gross profit was $6.2 million in the fourth quarter of 2012, improved $5.8 million from gross profit of $0.4 million in the fourth quarter of 2011 driven by the significant increase in machine sales. Gross profit as a percent of sales was 49.0% in the fourth quarter of 2012 compared with 14.6% in the same period of 2011. Gross profit included a $1.5 million reduction in license fees.

Operating income for the fourth quarter of 2012 was $2.0 million, or 16.0% of sales, compared with an operating loss of $2.1 million in the fourth quarter of 2011. Improved operating income was due to higher sales volume.

Full Year 2012 Operational Review

Gross profit was $12.1 million, or 42.4% of sales, in 2012. SG&A expenses were $18.3 million, or 63.8% of sales, for the year compared with $7.3 million, or 47.7% of sales, in 2011. Increased SG&A reflected investments for growth which included additional personnel to support higher future sales volume. Also included in SG&A for the year was approximately $1.9 million of expenses associated with the preparation for the initial public offering ("IPO") and a $7.7 million stock compensation expense. R&D expenses were $1.9 million in 2012, compared with $1.5 million in 2011.

Excluding the aforementioned expenses of $9.6 million, operating income would have been $1.5 million for 2012, up from an operating loss of $5.2 million during 2011. As reported, consolidated operating loss for the year was $8.1 million. Backlog at December 31, 2012 was $5.1 million.

Balance Sheet Bolstered by Successful IPO

On February 12, 2013, ExOne completed its IPO of 6,095,000 shares of common stock at $18 per share, resulting in net proceeds to the Company of $92.0 million. Approximately $10.3 million of the proceeds were used to repay outstanding debt. In addition, we purchased the assets and repaid the liabilities of our variable interest entities for approximately $7.0 million. The Company plans to use the remainder of the proceeds to fund ExOne's growth initiatives, including the build out of an additional ten PSCs over the next three to five years and the expansion of our global manufacturing capacity, as well as further research and development, process improvement initiatives and other corporate purposes.

Strong Growth Anticipated in 2013

Mr. Rockwell commented, "Our technology and experience has enabled us to develop 3D printing machines that provide an economic alternative to traditional industrial applications. Our unique solution for the industrial market puts us in a leading position as a 3D printer and manufacturer in the global economy. We believe we are a driver of the rate of adoption of 3D printing for industrial applications as well as a benefactor of the growing relevance of this technology in manufacturing. As we move forward, our priorities are to capture this opportunity by developing PSCs in high potential market areas and advancing our capabilities with new metal-based materials."

For 2013, the Company estimates that full year revenue will be in a range of about $48 million to $52 million with approximately two-thirds of revenue expected to fall in the latter half of the year. The Company plans to launch two additional PSCs during the second half of 2013 which will expand its operations to a total of seven. Gross margin for the year is expected to be approximately 42% to 46%. Operating expenses are expected to be in the range of $18 million to $21 million.

Approximately $40 million to $50 million in growth capital expenditures are planned over the next two years which includes the expansion of the Company's global manufacturing capacity and PSC development.

Webcast and Conference Call

The ExOne Company will host a conference call and live webcast tomorrow morning at 8:30 a.m. Eastern Time. During the conference call and webcast, management will review the financial and operating results for the fourth quarter and full year and discuss ExOne's corporate strategies and outlook. A question-and-answer session will follow.  The teleconference can be accessed by calling (201) 689-8471. The webcast can be monitored on the Company's website at www.exone.com.

A telephonic replay will be available from 11:30 a.m. ET on the day of the teleconference through Thursday, April 4, 2013. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 409944. An archive of the webcast will be available on the Company's website at www.exone.com and will include a transcript, once available.

About ExOne

ExOne is a global provider of 3D printing machines and printed products to industrial customers. ExOne's business primarily consists of manufacturing and selling 3D printing machines and printing products to specification for its customers using its in‐house 3D printing machines. ExOne offers pre-production collaboration and prints products through Production Service Centers, which are located in the United States, Germany and Japan. ExOne builds 3D printing machines at its facilities in the United States and Germany. ExOne also supplies the associated products, including consumables and replacement parts, and services, including training and technical support, necessary for purchasers of its machines to print products.

Explanatory Note:

The ExOne Company was reorganized as a corporation on January 1, 2013 from a limited liability company. Financial statements presented herein are not reflective of the reorganization and should be read in conjunction with the Company's Annual Report on Form 10-K to be filed with the SEC on or before April 1, 2013. The ExOne Company completed its initial public offering of 6.1 million shares of common stock on February 12, 2013.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as "expects," "estimates," "projects," "typically," "anticipates," "believes," "appears," "could," "plan," and other similar words. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, which include our ability to qualify more materials in which we can print; the availability of skilled personnel; our strategy, including the expansion and growth of our operations; the impact of loss of key management; our plans regarding increased international operations in additional international locations; sufficiency of funds for required capital expenditures, working capital, and debt service; the adequacy of sources of liquidity; expectations regarding demand for our industrial products, operating revenues, operating and maintenance expenses, insurance expenses and deductibles, interest expenses, debt levels, and other matters with regard to outlook; demand for aerospace, automotive, energy and other industrial products; the impact of disruption of our manufacturing facilities or PSCs; liabilities under laws and regulations protecting the environment; the impact of governmental laws and regulations; operating hazards, war, terrorism and cancellation or unavailability of insurance coverage; the effect of litigation and contingencies; and the adequacy of our protection of our intellectual proper, and other factors disclosed in the Company's Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Because they are forward-looking, these statements should be evaluated in light of important risk factors and uncertainties.

Should one or more of these risks or uncertainties materialize, or should any of ExOne's underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

FINANCIAL TABLES FOLLOW

The ExOne Company
Consolidated Statements of Operations
($ in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Revenue	$ 12,744	$ 2,718	$ 28,657	$ 15,290
Cost of sales	6,496	2,320	16,514	11,647
Gross profit	6,248	398	12,143	3,643
Gross margin	49.0%	14.6%	42.4%	23.8%

Operating expenses
Research and development	751	385	1,930	1,531
Selling, general and administrative	3,458	2,090	18,285	7,286
	4,209	2,475	20,215	8,817
Income (loss) from operations	2,039	(2,077)	(8,072)	(5,174)
Operating margin	16.0%	-76.4%	-28.2%	-33.8%
Other (income) expense
Interest expense	300	382	842	1,570
Other (income) expense – net	(147)	(191)	(221)	(158)
	153	191	621	1,412
Profit (loss) before income taxes	1,886	(2,268)	(8,693)	(6,586)

Provision for income taxes	824	322	995	1,031
Net income (loss)	1,062	(2,590)	(9,688)	(7,617)

Less: Net income attributable to noncontrolling interests	160	176	480	420
Net income (loss) attributable to ExOne	$ 902	$ (2,766)	$ (10,168)	$ (8,037)

The ExOne Company
Condensed Consolidated Balance Sheets
($ in thousands)
(unaudited)

	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$ 2,802	$ 3,496
Accounts receivable – net	8,413	1,335
Inventories - net	7,485	4,431
Prepaid expenses and other current assets	1,543	854
Total current assets	20,243	10,116
Property and equipment - net	12,467	7,919
Other noncurrent assets	365	580
Total assets	$ 33,075	$ 18,615

Liabilities
Current liabilities:
Line of credit	$ 528	$ --
Demand note payable to member	8,666	--
Current portion of long-term debt and financing leases	2,948	1,294
Accounts payable, accrued expenses and other current liabilities	7,065	4,863
Preferred unit dividends payable	1,437	--
Deferred revenue and customer prepayments	4,281	4,938
Total current liabilities	24,925	11,095
Long-term debt and financing leases - net of current portion	7,618	4,135
Redeemable preferred units	--	18,984
Other noncurrent liabilities	491	--
Total liabilities	33,034	34,214

Commitments and contingencies

Members' equity (deficit)
Total ExOne members' deficit	(2,545)	(17,705)
Noncontrolling interests	2,586	2,106
Total members' equity (deficit)	41	(15,599)
Total liabilities and members' deficit	$ 33,075	$ 18,615

The ExOne Company
Additional Information

Machine Sales by Type
	Three months ended December 31,		Year ended December 31,
Machines	2012	2011	2012	2011
S 15	--	--	1	2
S Max	5	--	9	1
S Print	3	--	3	1
Other	--	1	--	1
Total	8	1	13	5

CONTACT: Media:
         Nicole McEwen
         Marketing Director
         (724) 765-1328
         nicole.mcewen@exone.com

         Investors:
         John Irvin
         Chief Financial Officer
         (724) 765-1310
         john.irvin@exone.com

         Deborah K. Pawlowski
         Kei Advisors LLC
         (716) 843-3908
         dpawlowski@keiadvisors.com